Exhibit 99.1

PRESS RELEASE
	Contacts:	Mel Payne, Chairman & CEO Joe Saporito, CFO Carriage Services, Inc. 713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS FOURTH QUARTER
AND YEAR END 2004 RESULTS

Free cash flow excluding deferred distributions increased to $11.4 million from $5.1 million
Senior debt reduced $25 million during 2004

Refinanced all senior debt, bringing deferred distributions current and banking $11 million cash
Repositioned to grow again

FEBRUARY 24, 2005 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the quarter and year ended December 31, 2004. Results for the fourth quarter 2004 versus previous estimates were as follows:

•                  Revenues of $36.6 million compared to previous estimates of $36 to $38 million

•                  EBITDA of $9.8 million compared to previous estimates of $9 to $10 million (a reconciliation of EBITDA to reported earnings is located at the end of this press release)

•                  Diluted EPS from continuing operations of $0.10, excluding a special tax benefit equal to $0.22, compared to $0.08 for the fourth quarter of 2003

“We are pleased with the continued progress during the fourth quarter of 2004 and execution of our new funeral operating model which resulted in a modest increase in our funeral operations financial performance during 2004, reversing a two-year decline,” stated Melvin C. Payne, Chairman and Chief Executive Officer.  “This initial success, notwithstanding expected continuing weakness in our funeral volumes, should continue into 2005 and beyond.  We are also extremely pleased that we successfully issued $130 million of ten-year Senior Notes during January 2005.  The proceeds are being used to refinance all of our senior debt, to bring current the deferred distributions on our TIDES securities and to increase cash by approximately $11 million.  This refinancing was the culmination of five years of hard work and strengthened our capital structure so that we can focus on investing our considerable free cash flow in new earning assets through selective acquisitions.”

Diluted earnings per share from continuing operations increased from $0.08 in the prior year quarter to $0.32 per share ($0.10 per share excluding a special tax benefit) for the fourth quarter of 2004.  As a result of the Company’s reassessment of the amount of the realizable deferred tax assets, a tax benefit in the amount of $4.1 million, equal to $0.22 per diluted share, was recorded in the fourth quarter of 2004.  Impairment charges totaling $0.6 million before taxes, or $0.02 per diluted share, were recorded during the quarter related to two businesses to be sold or closed.

For the year, diluted earnings per share from continuing operations were $0.60.  Excluding the special tax benefit, the 15.2 percent improvement from $0.33 to $0.38 per share was attributable to lower interest expense and improvements in both funeral and cemetery profitability.  Net income, which includes the effect of discontinued operations, totaled $0.51 per diluted share ($0.29 per share excluding a special tax benefit) compared to $0.37 for 2003. A significant portion of the decrease to $0.29 per share is attributable to impairment charges before taxes of $ 3.7 million, equal to $ 0.13 per diluted share, net of gains totaling $1.0 million pretax, equal to $0.03 per diluted share, from the sales in 2004 of three funeral home businesses.

Carriage generated $4.7 million of free cash flow during the fourth quarter, which combined with proceeds from the sale of a business in the amount of $0.8 million and other sources of cash, enabled the Company to reduce senior debt in the fourth quarter by $6.0 million.  The Company generated $18.5 million of free cash flow for the full year which was used to reduce debt.  Carriage defines free cash flow as cash provided by operating activities including the benefit of deferring interest payments on the convertible junior subordinated debentures which totaled $7.0 million in 2004 and $3.3 million in 2003, less all capital expenditures.  Carriage’s senior debt, which excludes the convertible junior subordinated debentures payable to the Company’s affiliated trust, totaled $110.3 million at December 31, 2004 compared to $135.3 million at December 31, 2003, a reduction of $25 million equal to 18.5 percent.  Senior debt to total capitalization during the year declined to 34 percent at year-end 2004 from 41 percent at December 31, 2003.

Funeral Operations

Key indicators for Carriage’s funeral operations and financial results for the fourth quarter when compared to the same period the previous year are as follows:

•                  Funeral revenues from continuing operations declined 4.8 percent, from $29.2 million to $27.8 million

•                  Same store funeral revenue declined 4.8 percent, from $29.1 million to $27.7 million

•                  Same store funeral contracts declined 10.3 percent, from 6,229 to 5,588

•                  Same store average revenue per contract increased 6.1 percent, from $4,666 to $4,950

“Unlike last year when the flu season started in December 2003 and was severe, there was no significant flu activity through December 2004 based upon reports from the Center for Disease Control,” added Mr. Payne.  “We continue to be challenged by weak death rates similar to conditions experienced by others in the death care industry, and certain competitive markets.  While our funeral operating model places significant emphasis on increasing market share, we believe meaningful market share gains for our portfolio will take longer to materialize.  However, we were very pleased with the significant increase in average revenue per contract and our improved margins.”

Approximately 31.7 percent of the Company’s funeral contracts were cremation services, as compared to 31.0 percent in the fourth quarter of last year. The average revenue per cremation service increased by 6.4 percent to $2,422 when compared to the fourth quarter of last year.

The full year same store revenue increased slightly from $111.7 million to $112.3 million and consisted of a 2.8 percent decrease in same store contracts from 23,564 to 22,905 and a 3.4 percent increase in the same store revenue per contract from $4,742 to $4,903. Year over year the cremation rate increased from 29.7 percent to 31.3 percent and our average revenue per cremation service increased 1.8 percent from $2,338 to $2,381.

“We implemented our new funeral operating strategy in 2004,” continued Mr. Payne.  “As a result, we have been successful in attracting high quality managers and staff personnel at more of our businesses, improving our average revenue per service and improving the effectiveness of managing our costs to our standards.  While we made improvements in growing market share in some markets, this remains one of our greatest challenges and opportunities.”

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the fourth quarter when compared to the same period last year are as follows:

•                  Cemetery revenues increased 2.7 percent to $8.8 million

•                  The number of preneed contracts written decreased 5.8 percent to 1,879

•                  Average revenue per preneed contract written increased 12.4 percent to $2,739 and the average preneed property rights increased 20 percent to $1,851

•                  The number of interments performed decreased 5.3 percent to 2,400 and the average property revenue per at-need interment decreased 1.0 percent to $1,550

•                  Cemetery gross profit increased 21.2 percent to $2.2 million

Cemetery revenues in the fourth quarter increased $0.2 million, or 2.7 percent, because we sold more property rights compared to the fourth quarter of 2003. Cemetery gross profit for the current year quarter increased by $0.4 million compared to the prior year quarter due primarily to the increase in cemetery revenues and a $0.2 million reduction in expenses, primarily property taxes and professional fees.

“We are pleased with the revenue growth in our cemetery operations for the year and will be working hard this year to develop and implement a long-term standards based operating model for our cemetery organization to ensure continued sales growth at a high level of profitability,” stated Mr. Payne.  For the full year, cemetery revenues increased $3 million, or 8.8 percent, of which field operating revenue increased $3.5 million, or 11.1 percent, and financial revenue declined $0.6 million, or 15.8 percent. Field operating revenue benefited from a $2.6 million increase, or 23.8 percent, in preneed property sales. The decline in financial revenues was primarily impacted by decreased earnings on perpetual care trust funds. Cemetery gross profit increased on a year-over-year basis by $0.4 million primarily on the strength of higher revenues; but the cemetery gross margin percentage declined 110 basis points to 23.7 percent primarily because of higher bad debt expense on the higher property sales.

Other

Interest expense decreased by approximately $0.3 million, or 7.3 percent, compared to the prior year quarter and decreased $0.7 million, or 4.1 percent, on a year-over-year basis.  While the debt outstanding during 2004 decreased by approximately $25 million, or 18.5 percent, the interest expense did not decline proportionately because the current year was negatively impacted by compounded interest on the deferred distributions for the convertible junior subordinated debentures.

First Quarter and Full Year 2005 Outlook

Our 2005 Outlook is intended to estimate results from continuing operations based upon same-store volumes.  We believe it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, average revenue per service and other key factors.  The Outlook excludes the effect of the following events that may or may not occur:

•                  Asset dispositions

•                  Early extinguishments of debt

•                  Acquisitions of businesses

The 2005 Outlook is based upon the following key assumptions:

•                  The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2004 and the lower end assumes a 2 percent decrease.

•                  The average revenue per funeral contract is assumed to increase approximately 2.5 percent.

•                  Senior debt outstanding is assumed to increase from $110.3 million at December 31, 2004 to $143 million after the issuance of new Senior Notes and refinancing of our old senior debt, which occurred on January 27, 2005.  We expect no borrowings on our $35 million bank credit facility during 2005.

•                  The cumulative deferred distributions on the convertible junior subordinated debentures, which totaled $10.9 million at December 31, 2004, will be paid on March 1, 2005 (the next payment date) and the distributions are assumed to be paid currently thereafter.

•                  We expect to fund approximately $6 million of capital expenditures.

•                  We expect to use free cash flow (cash flow from operations less capital expenditures) to acquire businesses if and when available on acceptable terms.  In the Outlook we assume free cash flow is invested in short-term investments which are expected to increase to approximately $25 million by December 31, 2005.

(Dollars in millions, except per share amounts)

First Quarter 2005 Outlook

Income Statement Items

Revenue	$39	-	$41

Adjusted net earnings per share (diluted)	$.14	-	$.17	(1)

Adjusted net earnings	$2.6	-	$3.2	(1)
Add: Depreciation and amortization	3.0	-	3.1
Add: Interest expense	4.6	-	4.6
Add: Income taxes	1.6	-	1.9

Adjusted EBITDA	$11.8	-	$12.8	(1)

Fiscal Year 2005 Outlook

Income Statement Items

Revenue	$151	-	$155

Adjusted net earnings per share (diluted)	$.31	-	$.36	(1)

Adjusted net earnings	$5.8	-	$6.7	(1)
Add: Depreciation and amortization	12.6	-	12.8
Add: Interest expense	18.1	-	18.1
Add: Income taxes	3.5	-	4.0

Adjusted EBITDA	$40.0	-	$41.6	(1)

Cash Flow Items
Cash provided by operating activities	$7.1	-	$8.6
Payment of cumulative deferred distributions	10.9	-	10.9
Adjusted cash provided by operating activities	18.0		19.5
Less: Maintenance capital expenditures	6.0	-	6.0
Adjusted Free Cash Flow	$12.0	-	$13.5
Payment of cumulative deferred distributions	10.9	-	10.9
Free Cash Flow	$1.1	-	$2.6

(1) Excludes a charge for early retirement of debt of $6.7 million ($4.2 million after tax, or $.23 per diluted share), and excludes any gains or losses associated with asset dispositions.

While we expect the cash results from operations to improve in 2005, a number of factors may negatively affect earnings per share.  The following summarizes the anticipated impact on 2005 diluted earnings per share from the factors located below, which are not intended to be all inclusive:

Diluted EPS
Additional interest expense, net of investment income	$.04

Temporary costs of implementing new systems and costs to comply with internal control reporting requirements of Sarbanes-Oxley	.03

Noncash costs -
Increased depreciation and amortization	.03
Compensation related to restricted stock and stock options	.02
$.12

In connection with the early retirement of certain senior debt from the proceeds of the $130 million of Senior Notes issued in January 2005, we made a required “make whole” payment of $6.0 million in the form of additional interest and recorded a charge to write-off $0.7 million of unamortized loan costs.  These charges equal $4.19 million after tax, or $0.23 per diluted share, and will be reported in the first quarter of 2005.

Fourth Quarter Conference Call Information

Carriage Services has scheduled a conference call tomorrow, February 25, 2005 at 10:30 a.m. eastern time.  To participate in the call, dial 303-205-0044 at least ten minutes before the conference call begins and ask for the Carriage Services conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 4, 2005.  To access the replay, dial 303-590-3000 and enter the pass code 11024198.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live web cast, an archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company.  As of February 24, 2005, Carriage operates 134 funeral homes and 30 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.  The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/03	12/31/04	12/31/03	12/31/04
Funeral revenues	$29,158	$27,762	$112,588	$112,816
Funeral costs and expenses	21,445	20,290	83,490	83,387
Funeral gross profit	7,713	7,472	29,098	29,429
Funeral gross margin	26.5%	26.9%	25.8%	26.1%

Cemetery revenues	8,587	8,815	34,351	37,390
Cemetery costs and expenses	6,745	6,583	25,830	28,516
Cemetery gross profit	1,842	2,232	8,521	8,874
Cemetery gross margin	21.5%	25.3%	24.8%	23.7%

Total revenues	37,745	36,577	146,939	150,206
Total costs and expenses	28,190	26,873	109,320	111,903
Total gross profit	9,555	9,704	37,619	38,303
Total gross margin	25.3%	26.5%	25.6%	25.5%

General and administrative expenses	3,004	2,689	10,492	10,665

Operating income	6,551	7,015	27,127	27,638
Operating margin	17.4%	19.2%	18.5%	18.4%

Interest expense	4,430	4,107	17,787	17,058
Other expense (income)	(43)	23	(78)	(445)
Total interest expense and other	4,387	4,130	17,709	16,613
Income before income taxes from continuing operations	2,164	2,885	9,418	11,025
Income taxes benefit (provision)	(810)	2,981	(3,519)	(71)
Net income from continuing operations	1,354	5,866	5,899	10,954
Discontinued operations:
Operating income from discontinued operations	119	7	682	412
Gain (loss) on sales and (impairments) of discontinued operations	0	(619)	499	(2,630)
Income tax benefit (provision)	(46)	229	(455)	498
Income (loss) from discontinued operations	73	(383)	726	(1,720)
Net income	$1,427	$5,483	$6,625	$9,234

Basic earnings (loss) per share:
Continuing operations	$0.08	$0.33	$0.34	$0.62
Discontinued operations	$0.00	$(0.02)	$0.04	$(0.10)
Net income	$0.08	$0.31	$0.38	$0.52

Diluted earnings (loss) per share:
Continuing operations	$0.08	$0.32	$0.33	$0.60
Discontinued operations	$0.00	$(0.02)	$0.04	$(0.09)
Net income	$0.08	$0.30	$0.37	$0.51

Weighted average number of common shares outstanding:
Basic	17,544	17,886	17,444	17,786
Diluted	17,865	18,359	17,808	18,260

CARRIAGE SERVICES, INC.

Selected Financial Data

December 31, 2004

(unaudited)

Selected Balance Sheet Data:

	12/31/03	12/31/04

Total Senior Debt	$135,259	$110,293
Convertible junior subordinated debentures	90,327	93,750
Deferred Interest on Convertible Junior Subordinated Debentures	3,876	10,891
Days sales in funeral accounts receivable	25.3	26.1
Senior debt to total capitalization (a)	40.8	34.3
Senior debt to EBITDA (rolling twelve months) (a)	3.44	2.73

(a)  -  Debt does not include the convertible junior subordinated debentures for this calculation.

Reconciliation of Non-GAAP Financial Measures:

	Three months ended 12/31/04	Year ended 12/31/04

Cash provided by operating activities	$7,022	$24,196
Less capital expenditures	(2,313)	(5,746)
Free Cash Flow	4,709	18,450
Deferred distributions on subordinated debentures	(1,800)	(7,015)
Free cash flow excluding deferred distributions	$2,909	$11,435

Income before income taxes from continuing operations	$2,885	$11,025
Operating income from discontinued businesses	7	412
Interest expense	4,107	17,058
Depreciation and amortization	2,778	11,824
EBITDA	$9,777	$40,319